Press Release

For immediate release

__________________________________________________________

Invesco Reports Results for Three Months Ended

March 31, 2009

Investor Relations Contact: Aaron Uhde    404-479-2956

Media Relations Contact: Doug Kidd          404-479-2922

Atlanta, April 23, 2009 --- Invesco Ltd. (NYSE: IVZ) reported net income of $30.7 million for the quarter ended March 31, 2009 (quarter ended December 31, 2008: $31.9 million). Diluted earnings per share were $0.08 for the first quarter (fourth quarter 2008: $0.08). Operating income was $61.8 million for the first quarter (fourth quarter 2008: $84.5 million).

“In spite of volatile markets, strong growth in our exchange-traded funds, U.K. business and cash management helped Invesco achieve positive long-term and total flows during the quarter,” said Martin L. Flanagan, president and CEO. “We remain focused on executing our multi-year plan and leveraging our strong investment performance to improve our competitive position within the investment management industry.”

	Q109	Q408
Operating revenues	$548.6m	$634.4m
Net revenues(1)	$410.0m	$481.9m
Net operating margin(2)	16.5%	19.0%
Net income attributable to common shareholders	$30.7m	$31.9m
Diluted EPS	$0.08	$0.08
Average assets under management (in billions)	$351.0	$356.8

(1)

Net revenues are operating revenues less third-party distribution, service and advisory expenses plus our proportional share of the net revenues of our joint venture investments. See the Schedule of Non-GAAP Information on page 6 for the reconciliation of operating revenues to net revenues.

(2)	Net operating margin is net operating income divided by net revenues. See the Schedule of Non-GAAP Information on page 6 for the reconciliation of operating income to net operating income.

Assets Under Management

Assets under management (AUM) at March 31, 2009, were $348.2 billion (December 31, 2008: $357.2 billion). The decline in AUM during the first quarter was due to reduced market values and the impact of less favorable foreign exchange rates, partially offset by net inflows in long-term AUM and institutional money market funds. Average AUM during the first quarter were $351.0 billion, compared to $356.8 billion for the fourth quarter of 2008.

Market declines led to a $16.3 billion reduction in AUM during the first quarter, compared to a reduction of $33.7 billion in the fourth quarter of 2008. Foreign exchange rate movements led to a $2.0 billion reduction in AUM during the first quarter, compared to a reduction of $16.7 billion in the fourth quarter of 2008.

Total net inflows were $9.3 billion for the first quarter, compared to $2.0 billion net outflows in the fourth quarter of 2008. Long-term net inflows were $0.7 billion for the first quarter, compared to $4.4 billion net outflows in the fourth quarter of 2008. Institutional money market net inflows were $8.6 billion for the first quarter, compared to $2.4 billion for the fourth quarter of 2008. Further analysis of AUM is included in the supplemental schedules to this release.

Earnings Summary

Operating revenues decreased 13.5% to $548.6 million in the first quarter from $634.4 million in the fourth quarter of 2008, as market values of equity AUM, which generally have higher fee rates than other asset classes, declined. Additionally, performance fees in the first quarter were $10.9 million, a decrease of 54.2% (fourth quarter 2008: $23.8 million). The first quarter performance fees were generated primarily in the U.K. Other revenues in the first quarter decreased 60.3% to $12.2 million from $30.7 million in the fourth quarter of 2008, resulting primarily from a reduction in transaction commissions within our private equity business. Net revenues were $410.0 million in the first quarter (fourth quarter 2008: $481.9 million). See the Schedule of Non-GAAP Information on page 6 for a reconciliation of operating revenues to net revenues.

Operating expenses decreased 11.5% to $486.8 million in the first quarter from $549.9 million in the fourth quarter of 2008. The decrease in operating expenses in the first quarter, including transition expenses and an insurance recovery, was consistent with our previously announced expense guidance.

Employee compensation expenses were $235.8 million in the first quarter, compared to $236.0 million in the fourth quarter of 2008. First-quarter compensation expenses included an increase in payroll taxes of $8.8 million, resulting from the seasonal timing of these taxes in the U.S. First-quarter compensation expenses also included $13.0 million related to savings initiatives (fourth quarter 2008: $12.1 million).

Third-party distribution, service and advisory expenses decreased 8.9% to $148.2 million in the first quarter from $162.6 million in the fourth quarter of 2008, consistent with the decline in investment management and service and distribution fees.

Marketing expenses decreased by 14.1% to $26.9 million in the first quarter from $31.3 million in the fourth quarter of 2008 due to lower advertising and sales-related travel.

Property, office and technology expenses decreased 20.9% to $45.9 million in the first quarter from $58.0 million in the fourth quarter of 2008 due to effective cost containment measures together with the cost incurred related to vacating leased property of $5.1 million recorded in the fourth quarter of 2008.

General and administrative expenses decreased 51.6% to $30.0 million in the first quarter from $62.0 million in the fourth quarter of 2008. The first-quarter expenses included a $9.5 million insurance recovery related to the market-timing regulatory settlement. Included in the fourth quarter of 2008 were $3.9 million in expenses related to savings initiatives.

Equity in earnings of unconsolidated affiliates declined to $2.5 million in the first quarter from $11.3 million in the fourth quarter of 2008 due primarily to net losses of $3.9 million in our partnership investments (fourth quarter 2008: net gains of $3.3 million).

The net loss of $4.2 million in other gains and losses in the first quarter (fourth quarter 2008: net loss of $21.9 million) included $6.6 million in unrealized investment write-downs (fourth quarter 2008: $14.2 million) partly offset by realized investment gains and foreign exchange gains totalling $2.4 million (fourth quarter 2008: foreign exchange losses of $7.7 million).

The effective tax rate, excluding noncontrolling interests, decreased to 39.8% for the first quarter from 52.9% for the fourth quarter of 2008. The decrease was largely the result of fewer investment write-downs in the first quarter compared to the fourth quarter of 2008 that occurred in zero or low-tax rate jurisdictions, which provided no associated tax benefits.

Capital Management

During the first quarter, the company repaid a net $4.5 million on its credit facility (fourth quarter 2008: net repayments of $160.0 million), resulting in a $7.5 million balance at March 31, 2009 (December 31, 2008: $12.0 million). The company had cash and cash equivalents of $333.1 million at March 31, 2009 (December 31, 2008: $585.2 million).

On April 22, 2009, the company declared a first-quarter cash dividend of 10.25 cents per share to holders of our common stock, a 2.5% increase over the fourth quarter 2008 dividend of 10 cents per share. The dividend is payable on June 3, 2009, to shareholders of record at the close of business on May 20, 2009.

# # #

Invesco is a leading independent global investment management company, dedicated to helping people worldwide build their financial security. By delivering the combined power of our distinctive worldwide investment management capabilities, Invesco provides a comprehensive array of enduring investment solutions for retail, institutional and high net worth clients around the world. Operating in 20 countries, the company is listed on the New York Stock Exchange under the symbol IVZ. Additional information is available at www.invesco.com.

Members of the investment community and general public are invited to listen to the conference call today, Thursday, April 23, 2009, at 9:00 a.m. ET, by dialing one of the following numbers: 1-866-617-1526 for U.S. and Canadian callers and 0800-279-9630 for U.K. callers or 1-210-795-0624 for international callers. An audio replay of the conference call will be available until Friday, May 1, 2009, at 5:00 p.m. ET by calling 1-800-873-2156 for U.S. and Canadian callers or 1-402-220-4765 for international callers. The presentation will be made available via a simultaneous Webcast at www.invesco.com. The presentation slides that will be reviewed during the conference call will also be available on Invesco’s Web site at www.invesco.com.

# # #

This release, and comments made in the associated conference call today, may include “forward-looking statements.” Forward-looking statements include information concerning future results of our operations, expenses, earnings, liquidity, cash flow and capital expenditures, industry or market conditions, AUM, acquisitions, debt and our ability to obtain additional financing or make payments, regulatory developments, demand for and pricing of our products and other aspects of our business or general economic conditions. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements.

Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. There can be no assurance that actual results will not differ materially from our expectations. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our most recent Form 10-K and subsequent Forms 10-Q, filed with the Securities and Exchange Commission. You may obtain these reports from the SEC’s Web site at www.sec.gov. We expressly disclaim any obligation to update the information in any public disclosure if any forward-looking statement later turns out to be inaccurate.

Invesco Ltd.

Condensed Consolidated Income Statements

(Unaudited, in millions, other than per share amounts, headcount and AUM)

	Q109	Q408	% Change	Q108	% Change
Operating revenues
Investment management fees	$436.5	$478.5	(8.8)%	$737.6	(40.8)%
Performance fees	10.9	23.8	(54.2)%	11.0	(0.9)%
Service and distribution fees	89.0	101.4	(12.2)%	138.4	(35.7)%
Other	12.2	30.7	(60.3)%	23.4	(47.9)%
Total operating revenues	548.6	634.4	(13.5)%	910.4	(39.7)%

Operating expenses
Employee compensation	235.8	236.0	(0.1)%	272.8	(13.6)%
Third-party distribution, service and advisory	148.2	162.6	(8.9)%	247.1	(40.0)%
Marketing	26.9	31.3	(14.1)%	43.9	(38.7)%
Property, office and technology	45.9	58.0	(20.9)%	50.1	(8.4)%
General and administrative	30.0	62.0	(51.6)%	68.4	(56.1)%
Total operating expenses	486.8	549.9	(11.5)%	682.3	(28.7)%

Operating income	61.8	84.5	(26.9)%	228.1	(72.9)%

Other income/(expense)
Equity in earnings of unconsolidated affiliates	2.5	11.3	(77.9)%	17.9	(86.0)%
Interest income	4.8	7.2	(33.3)%	11.5	(58.3)%
Gains and losses of consolidated investment products, net	(42.9)	(56.8)	(24.5)%	(44.3)	(3.2)%
Interest expense	(15.9)	(17.8)	(10.7)%	(21.5)	(26.0)%
Other gains and losses, net	(4.2)	(21.9)	(80.8)%	(6.5)	(35.4)%
Income before income taxes, including losses attributable to noncontrolling interests	6.1	6.5	(6.2)%	185.2	(96.7)%
Income tax provision	(20.3)	(35.8)	(43.3)%	(73.8)	(72.5)%
Net income, including losses attributable to noncontrolling interests	(14.2)	(29.3)	(51.5)%	111.4	N/A
Losses attributable to noncontrolling interests in consolidated entities	44.9	61.2	(26.6)%	43.8	2.5%
Net income attributable to common shareholders	$30.7	$31.9	(3.8)%	$155.2	(80.2)%

Earnings per share:
---basic	$0.08	$0.08	—	$0.40	(80.0)%
---diluted	$0.08	$0.08	—	$0.39	(79.5)%

Average shares outstanding:
---basic	394.1	386.3	2.0%	390.0	1.1%
---diluted	399.9	394.8	1.3%	400.8	(0.2)%

Ending Headcount	5,122	5,325	(3.8)%	5,437	(5.8)%
Ending AUM (in billions)	$348.2	$357.2	(2.5)%	$470.3	(26.0)%

 5 -

Invesco Ltd.

Schedule of Non-GAAP Information

(Unaudited, in millions)

The following is a reconciliation of operating revenues, operating income and operating margin on a U.S. GAAP basis to net revenues, net operating income and net operating margin(1).

	Q109	Q408	Q108
Operating revenues, GAAP basis	$548.6	$634.4	$910.4
Third-party distribution, service and advisory expenses	(148.2)	(162.6)	(247.1)
Proportional share of revenues, net of third-party distribution expenses, from joint venture arrangements	9.6	10.1	20.9
Net revenues(1)	$410.0	$481.9	$684.2

Operating income, GAAP basis	$61.8	$84.5	$228.1
Proportional share of operating income from joint venture investments	5.8	7.0	17.2
Net operating income(1)	$67.6	$91.5	$245.3

Operating margin*	11.3%	13.3%	25.1%
Net operating margin**(1)	16.5%	19.0%	35.9%

*	Operating margin is equal to operating income divided by operating revenues.
**	Net operating margin is equal to net operating income divided by net revenues.

(1)

Net revenues, net operating income and net operating margin are non-GAAP financial measures. The most comparable U.S. GAAP measures are operating revenues, operating income and operating margin. Management believes that the deduction of third-party distribution, service and advisory expenses from operating revenues in the computation of net revenues and the related computation of net operating margin provides useful information to investors because the distribution, service and advisory fee amounts represent costs that are passed through to external parties, which essentially are a share of the related revenues. Management also believes that the addition of our proportional share of revenues, net of distribution expenses, from joint venture investments in the computation of net revenues and the addition of our proportional share of operating income in the related computations of net operating income and net operating margin also provide useful information to investors, as management considers it appropriate to evaluate the contribution of its joint ventures to the operations of the business. Net revenues, net operating income and net operating margin should not be considered as substitutes for any measures derived in accordance with U.S. GAAP and may not be comparable to other similarly titled measures of other companies.

Invesco Ltd.

Quarterly Assets Under Management

(in billions)	Q109	Q408	% Change	Q108
Beginning Assets	$357.2	$409.6	(12.8)%	$500.1
Long-term inflows	14.3	15.5	(7.7)%	20.8
Long-term outflows	(13.6)	(19.9)	(31.7)%	(29.2)
Long-term net flows	0.7	(4.4)	N/A	(8.4)
Net flows in money market funds	8.6	2.4	N/A	9.6
Market gains and losses/reinvestment	(16.3)	(33.7)	(51.6)%	(33.5)
Foreign currency translation	(2.0)	(16.7)	(88.0)%	2.5
Ending Assets	$348.2	$357.2	(2.5)%	$470.3

Average long-term AUM	$264.9	$280.8	(5.7)%	$400.5
Average institutional money market AUM	86.1	76.0	13.3%	76.1
Average AUM	$351.0	$356.8	(1.6)%	$476.6
Gross revenue yield on AUM(a)	63.1 bps	71.7 bps		77.4 bps
Gross revenue yield on AUM before performance fees(a)	61.8 bps	69.1 bps		76.5 bps
Net revenue yield on AUM(b)	46.7 bps	54.0 bps		57.4 bps
Net revenue yield on AUM before performance fees(b)	45.5 bps	51.4 bps		56.5 bps

By channel: (in billions)	Total	Retail	Institutional	Private Wealth Management
December 31, 2008(c)	$357.2	$149.2	$194.6	$13.4
Long-term inflows	14.3	9.6	3.2	1.5
Long-term outflows	(13.6)	(8.5)	(3.7)	(1.4)
Long-term net flows	0.7	1.1	(0.5)	0.1
Net flows in money market funds	8.6	—	8.6	—
Market gains and losses/reinvestment	(16.3)	(12.4)	(3.5)	(0.4)
Foreign currency translation	(2.0)	(1.2)	(0.8)	—
March 31, 2009	$348.2	$136.7	$198.4	$13.1

By asset class: (in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alter- natives(d)
December 31, 2008	$357.2	$128.5	$60.6	$32.8	$84.2	$51.1
Long-term inflows	14.3	6.2	4.1	2.1	1.0	0.9
Long-term outflows	(13.6)	(6.4)	(2.8)	(2.2)	(1.1)	(1.1)
Long-term net flows	0.7	(0.2)	1.3	(0.1)	(0.1)	(0.2)
Net flows in money market funds	8.6	—	—	—	8.6	—
Market gains and losses/reinvestment	(16.3)	(11.7)	0.3	(1.4)	0.1	(3.6)
Foreign currency translation	(2.0)	(1.0)	(0.3)	(0.4)	(0.1)	(0.2)
March 31, 2009	$348.2	$115.6	$61.9	$30.9	$92.7(e)	$47.1

By client domicile: (in billions)	Total	U.S.	Canada	U.K.	Continental Europe	Asia
December 31, 2008	$357.2	$232.6	$24.1	$56.7	$22.3	$21.5
Long-term inflows	14.3	7.2	0.7	3.8	1.6	1.0
Long-term outflows	(13.6)	(7.9)	(1.2)	(1.4)	(1.9)	(1.2)
Long-term net flows	0.7	(0.7)	(0.5)	2.4	(0.3)	(0.2)
Net flows in money market funds	8.6	6.4	—	0.1	2.0	0.1
Market gains and losses/reinvestment	(16.3)	(8.6)	(1.5)	(5.3)	(1.1)	0.2
Foreign currency translation	(2.0)	—	(0.5)	(0.5)	(0.5)	(0.5)
March 31, 2009	$348.2	$229.7	$21.6	$53.4	$22.4	$21.1

See page 8 for footnotes to the tables above.

Invesco Ltd.

Quarterly Assets Under Management (continued)

(a)

Gross revenue yield on AUM is equal to annualized total operating revenues divided by average AUM, excluding joint venture (JV) AUM. Our share of the average AUM in the first quarter for our JVs in China was $3.2 billion (fourth quarter 2008: $3.1 billion; first quarter 2008: $6.2 billion). It is appropriate to adjust average AUM for the average AUM of our JVs for purposes of computing gross revenue yield on AUM, because the revenues resulting from these AUM are not presented in our operating revenues. Under U.S. GAAP, our share of the pre-tax earnings of the JVs is recorded as equity in earnings of unconsolidated affiliates on our Condensed Consolidated Statements of Income.

(b)

Net revenue yield on AUM is equal to annualized net revenues divided by average AUM. See the Schedule of Non-GAAP Information on page 6 of this release for a reconciliation of operating revenues to net revenues.

(c)	The beginning balances were adjusted to reflect certain asset reclassifications.
(d)	The alternatives asset class includes financial structures, absolute return, real estate, private equity, asset allocation, portable alpha and multiple asset strategies.
(e)	Ending Money Market AUM includes $87.8 billion in institutional money market AUM and $4.9 billion in retail money market AUM.

Investment Capabilities Performance Overview

		Benchmark Comparison			Peer Group Comparison
		% of AUM Ahead of Benchmark			% of AUM In Top Half of Peer Group
Equities		1yr	3yr	5yr	1yr	3yr	5yr
	U.S. Core	95%	95%	95%	97%	91%	90%
	U.S. Growth	52%	46%	65%	48%	49%	47%
	U.S. Value	25%	13%	3%	16%	3%	16%
	Sector	40%	48%	71%	46%	40%	57%
	U.K.	94%	93%	93%	92%	90%	91%
	Canadian	89%	63%	26%	78%	24%	24%
	Asian	53%	83%	92%	82%	73%	72%
	Continental European	58%	63%	94%	48%	64%	85%
	Global	39%	53%	83%	22%	22%	25%
	Global Ex U.S. and Emerging Markets	96%	96%	96%	98%	98%	98%
Balanced
	Balanced	72%	58%	59%	58%	19%	46%
Fixed Income
	Money Market	64%	66%	64%	88%	95%	96%
	U.S. Fixed Income	34%	34%	36%	41%	37%	43%
	Global Fixed Income	67%	70%	72%	63%	62%	64%

Note:

For most products the rankings are as of 3/31/09. Exceptions include institutional products (12/31/08) and Australian retail (2/28/09). Includes assets with a minimum 1-year composite track record and populated benchmark return (for % assets ahead of benchmark) or peer group (for % assets in top half of peer group). AUM measured in the one-, three-, and five-year peer group rankings represents 68%, 67%, and 64% of total Invesco AUM, respectively, and AUM measured versus benchmark on a one-, three-, and five-year basis represents 84%, 81%, and 76% of total Invesco AUM, respectively, as of 3/31/09. Excludes Invesco PowerShares, stable value, alternatives, W.L. Ross & Co., Invesco Private Capital, direct real estate products and CLOs. Certain funds and products were excluded from the analysis because of limited benchmark or peer group data. Had these been available, results may have been different. These results are preliminary and subject to revision. Performance assumes the reinvestment of dividends. Past performance is not indicative of future results and may not reflect an investor’s experience.